Exhibit 10.19

BROOKWOOD COMPANIES INCORPORATED

STOCK OPTION PLAN

STOCK OPTION AGREEMENT

	Number of Option	Option Price Per
Grant Date	Shares	Share	Last Day to Exercise

This agreement evidences the Company’s grant of a stock option (the “Option”) to you under the option plan noted above (the “Plan”) to purchase shares of Brookwood Companies Incorporated (the “Company”) Common Stock, $.01 par value (the “Option Shares”) and your acceptance of the Option and the terms and conditions of this Agreement and the Plan.

A copy of the Plan is furnished to you with this Agreement. An additional copy may be obtained on request.

The terms of the Plan and any rules and regulations of the Committee which administers the Plan are incorporated in this Agreement as if fully set forth in it. On the reverse side are some additional terms of this Option and a brief description of some of the provisions of the Plan. In the case of any ambiguity or any other conflict between such description and the Plan, the provisions of the Plan shall govern.

You may purchase any one or more of the Option Shares that become exercisable on a given date from that date through and including the Last Day to Exercise Option, set forth above. The date or dates on which the Option Shares become exercisable are as follows:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Grant Date set forth above.

BROOKWOOD COMPANIES INCORPORATED

By:

Nothing in this Option Agreement shall in any way affect your right to resign from the Company’s employ or service, or the Company’s right to terminate your employment or service.

A.	For an exercise to be effective, the Company must receive from you:

1)	A signed letter stating the number of Option Shares you wish to purchase;

2)	Payment for the Option Shares by cashier’s or certified check; and

3)	A written statement satisfactory to the Company to the effect that any Option Shares acquired by you under this Option will be acquired from investment purposes only, and not with a view to their resale or distribution; and that you will not sell, offer or distribute the shares without a current registration statement in effect or pursuant to an applicable exemption from registration under the Securities Act of 1933 acceptable to counsel to the Company. The certificates representing Option Shares may bear a legend restricting their transfer in accordance with the foregoing.

B.	The Company will not be obligated to deliver any Option Shares to you unless:

1)	Provision acceptable to the Company has been made for the payment of any federal, state, and local taxes, which are or will become due and payable by reason of the delivery of the Option Share; and

2)	There has been compliance with all federal and state laws and regulations which the Company deems applicable, and all other legal matters in connection with the issuance and delivery of the Option Shares have been approved by the Company’s counsel.

C.	Except as expressly otherwise provided in the Plan, this Option is exercisable only by you during your lifetime. In addition, it may not be assigned, transferred, pledged or hypothecated in any way (whether by operation of law or otherwise) and is not subject to execution, attachment or similar proceeding.

D.	The number and kind of shares issuable under this Option and the Option Price Per Share will be equitably adjusted to take into account any reorganization, merger, recapitalization, or the like.

FOR ADDITIONAL TERMS GOVERNING THIS OPTION YOU SHOULD REFER TO THE BROOKWOOD COMPANIES INCORPORATED STOCK OPTION PLAN DATED JUNE 12, 1989, AS AMENDED. A COPY WILL BE FURNISHED TO YOU ON REQUEST.